Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

FOURTH QUARTER AND YEAR ENDED 2009 RESULTS AND REAFFIRMS

2010 GUIDANCE

Rye Brook, NY — February 18, 2010 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter and year ended December 31, 2009.

Fourth Quarter 2009 Highlights

•                  Net income was $88.8 million, or $1.12 per share, including after-tax net realized losses of $3.2 million, or $0.04 per share, and after-tax charges of $4.6 million, or $0.05 per share for special items.

•                  Revenues increased to $1.2 billion from the $1.1 billion for the prior year period.

Full Year 2009 Highlights

•                  Net income was $140.3 million, or $1.73 per share, including after-tax net realized losses of $16.2 million, or $0.20 per share, after-tax charges of $16.4 million, or $0.20 per share for special items, and a net non-recurring tax benefit of $5.0 million, or $0.06 per share.

•                  Revenues increased to approximately $5.0 billion.

Reaffirms 2010 Guidance

•                  Earnings per share of $1.70 to $1.80, excluding realized gains and losses on investments.

•                  Revenues of between $5.3 and $5.6 billion.

Fourth Quarter 2009

Universal American’s reported net income for the fourth quarter of 2009 was $88.8 million, or $1.12 per share. The reported net income includes the following items, after-tax:

•                  $3.2 million, or $0.04 per share, of net realized losses; and

•                  $4.6 million, or $0.05 per share, of charges in connection with the closing of certain of our career sales offices.

Excluding these net realized losses and special items, net income for the fourth quarter of 2009 was $96.6 million, or $1.21 per share.

This compares to reported net income of $63.9 million, or $0.75 per share, in the fourth quarter of 2008, which included realized losses of $3.4 million, or $0.04 per share, after-tax, and $3.9 million of goodwill impairment or $0.05 per share, without tax benefit.  Total revenues for the fourth quarter of 2009 increased by approximately 10% to $1.2 billion, compared to the fourth quarter of 2008.

Full Year 2009

Universal American’s reported income for the full year 2009 was $140.3 million, or $1.73 per share. This compares to reported net income of $95.1 million, or $1.08 per share, for the full year of 2008, which included net realized losses of $38.8 million after-tax, or $0.44 per share and $3.9 million of goodwill impairment or $0.04 per share. Total revenues for the full year 2009 increased 7% to $5.0 billion, as compared to the full year 2008.

The reported net income for 2009 includes the following items, after-tax:

•                  $16.2 million, or $0.20 per share of net realized losses;

•                  $4.8 million, or $0.06 per share, of loss and other costs related to the reinsurance of our life and annuity business, incurred in the second quarter;

•                  $3.0 million, or $0.04 per share, of restructuring charges incurred in connection with cost reduction initiatives in our Medicare Advantage and Traditional segments incurred in the second quarter;

•                  $8.6 million, or $0.10 per share, of charges in connection with the closing of certain of our career sales offices, of which $4.6  million was incurred in the fourth quarter and $4.0 million was incurred in the second quarter; and

•                  $5.0 million, or $0.06 per share, of tax benefits realized in the third quarter.

Excluding these net realized losses and restructuring and other special items, net income for 2009 was  $167.9 million, or $2.07 per share.

Reported net income for the full year 2009 also  includes $13.6 million after-tax, or $0.16 per share, related to the following favorable prior year adjustments, after-tax:

•                  $13.3 million, or $0.16 per share in the Medicare Advantage segment; and

•                  $0.3 million, or less than $0.01 per share in the Medicare Part D segment.

Excluding these favorable prior year adjustments, net income for 2009 was $154.3 million, or $1.91 per share.

Management Comments

Richard A. Barasch, Chairman and CEO, commented: “I am pleased to report solid results in our core Medicare businesses for the fourth quarter and for the full year.  In the challenging environment that lies ahead, we will continue to reduce our costs, expand our network footprint and invest in improving our medical management capability for the benefit of our members.

“We are expanding our Healthy CollaborationSM model in which we work closely with providers and members to promote better health outcomes and control medical costs.  We believe that we must be able to improve the cost and quality of medical care in order to achieve long term success.

“We are off to a good start in 2010 with solid enrollment gains in Part D and Medicare Advantage and are particularly pleased that we are now the second largest Part D plan sponsor in the nation. We are also seeing strong

Medicare Advantage enrollment growth in our core markets where we have, or plan to have, network products.”

Medicare Advantage

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2009	2008	2009	2008

Revenue	$674.7	$615.3	$2,643.0	$2,420.7

Operating Income	$13.9	$16.8	$134.8	$94.6

In the fourth quarter of 2009, Medicare Advantage operating income included negative prior period adjustments of $2.6 million. For the full year 2009, operating income included net positive prior year adjustments of $21.1 million, pre-tax.  Excluding all prior period adjustments, the adjusted medical benefits ratio, or MBR, was 82.2% for the three months ended December 31, 2009, and 83.1% for the full year.

Membership in network-based plans increased 18.4% year-over-year to approximately 64,300 as of December 31, 2009, including growth of 34.8% in the HMO expansion markets in Oklahoma, Wisconsin, and Dallas, TX.  As of December 31, 2009, PFFS membership was approximately 176,200, a decrease of 5% year-over-year due to lapses.

We filed and obtained approval for 29 new PPO’s in 66 counties for 2010, giving us a total of 126 counties in 43 markets in which we will have network-based products in 2010. We are continuing to build our network footprint through the filing of PPO and HMO products in up to 15 additional core markets.

Medicare Part D

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2009	2008	2009	2008

Revenue	$452.7	$397.9	$1,984.4	$1,896.1

Operating Income	$147.4	$97.2	$178.3	$127.4

The Part D segment operating income for the fourth quarter of 2009, included $2.9 million of pre-tax unfavorable net prior period adjustments.

For the full year 2009, the improvement in operating results was attributable to higher membership and a reduction in benefit and expense ratios. These improvements more than offset the elimination of the income generated from our equity interest in Part D Management Services LLC, our strategic joint venture with CVS Caremark that was terminated at the end of 2008. Year-over-year, operating income increased 40% to $178.3 million, including positive prior year adjustments of $0.5 million, pre-tax.

Traditional Insurance

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2009	2008	2009	2008

Revenue	$80.4	$108.5	$346.4	$455.6

Operating Income / (Loss)	$1.7	$(1.4)	$(20.5)	$4.8

The Traditional Insurance segment operating income decreased from 2008 to 2009 mainly due to costs of $7.6 million, pre-tax, related to the reinsurance of the life and annuity business in the second quarter of 2009 and lower net investment income, as a result of lower invested assets and lower average yields.

Investment Portfolio

Subsequent to the reinsurance of the life and annuity business in the second quarter of 2009, the Company pursued a strategy to reposition its portfolio to reflect the change in the nature of its liabilities and to reduce credit and concentration exposures in its portfolio.  The Company incurred $0.9 million of pre-tax realized losses in the fourth quarter related to this repositioning.  In addition, the Company also recorded other-than-temporary impairments of $4.0 million, pre-tax for the quarter.

Universal American’s $1.8 billion portfolio of cash and invested assets, as of December 31, 2009, has the following characteristics:

•                  Approximately $857 million of cash and cash equivalents are primarily invested in U.S. Government money market funds

•                  82% is invested in U.S. Government and agency securities, including investments in U.S. Government money market funds

•                  The average credit quality of the longer term fixed-income portfolio is AA, with 67% invested in securities rated AA or higher

•                  Less than 1% of the portfolio is non-investment grade

A complete listing of our investment portfolio is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

Total assets were $3.8 billion as of December 31, 2009, compared with $3.9 billion at December 31, 2008. Total cash and investments were $1.8 billion at December 31, 2009, compared to $1.6 billion at December 31, 2008.  Total policyholder liabilities were $1.4 billion at December 31, 2009, down from $1.5 billion at December 31, 2008.  Amounts recoverable from reinsurers, representing ceded policyholder liabilities, increased to $0.7 billion at December 31, 2009, compared to $0.2 billion at December 31, 2008, primarily due to the reinsurance of our life and annuity business.  Stockholders’ equity as of December 31, 2009, was $1.4 billion, compared to $1.3 billion at December 31, 2008. Book value per share increased to $18.44 per common share from $15.58 per common share, at December 31, 2008.

As of December 31, 2009, the Company had unregulated cash of $102.1 million and access to $150 million under our credit facility, which expires in September 2012. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s trust preferreds as debt was 22.5% at December 31, 2009 compared to 24.1% at December 31, 2008.  For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Share Repurchase Program

In the fourth quarter of 2009, the Company amended its Credit Facility Loan Agreement to allow for additional share repurchases under the Company’s share repurchase program.  Subsequently, the Company’s Board of Directors authorized an additional $50 million of share repurchases up to a total of $175 million.  During 2008 and 2009, 13.4 million shares have been repurchased at an average price of $9.87 per share for a total cost of $132.7 million, with 2.6 million shares repurchased in the 2009 fourth quarter at a total cost of $26.3 million.  The Company has not repurchased any shares to date in 2010. Therefore, approximately $42.3 million remains authorized for share repurchases.  The Company is not obligated to repurchase any specific number of shares under the program or to make repurchases at any specific time or price.

Reaffirms 2010 Guidance

Universal American expects to earn approximately $1.70 to $1.80 per diluted share for the full year 2010, excluding realized gains/ (losses) on investments.  The table below provides additional information relating to our guidance.

	Reported Year ended December 31, 2009	FY 2010
Diluted EPS (1)
EPS before net realized losses, special items, and non-recurring tax benefit	$2.07	$1.70	$1.80
Net realized losses	(0.20)	0.00	0.00
Special items (2)	(0.20)	0.00	0.00
Non-recurring tax benefit	0.06	0.00	0.00
Reported EPS	$1.73	$1.70	$1.80

Revenue ($ in millions) (3)
Medicare Advantage	$2,643	$2,800	$3,000
Medicare Part D	1,984	2,190	2,270
Traditional Insurance	346	310	330
Other (4)	16	10	15
Total Revenue	$4,989	$5,310	$5,615
Membership (000s)
End of Period Membership
HMO	61	65	70
PPO	3	25	30
PFFS	176	190	200
Total Medicare Advantage	240	280	300
Total Medicare Part D	1,697	1,870	1,970
Total	1,937	2,150	2,270

Medicare Advantage Benefit Ratio	82.4%	83.5%	85.5%

Notes:

(1)

Reflects actual weighted average diluted shares outstanding of 81.2 million for the year ended December 31, 2009. Guidance range assumes weighted average diluted shares outstanding of 78.5 million for full year and no additional share repurchases.

(2)

Special items include the following items that were recorded in the second quarter of 2009: $4.8 million, or $0.06 per share, of losses and other costs related to the reinsurance of our life and annuity business; $3.0 million, or $0.04 per share, of restructuring charges; and $4.0 million, or $0.05 per share, of charges in connection with the closing of certain career sales offices. An additional $4.6 million, or $0.05 per share of charges in connection with the closing of certain sales offices were recorded in the fourth quarter of 2009.

(3)	Excluding realized gains and losses for the year ended December 31, 2009. Guidance range excludes realized gains and losses.
(4)	Other reflects Senior Administrative Services, Corporate and Eliminations.

Conference Call

Universal American will host a conference call at 9:00 a.m. Eastern Time on Friday, February 19, 2010, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing 706-679-0770. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the

Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. You can access this supplemental financial data at www.UniversalAmerican.com under the heading “Investor Relations - Financial Reports”.

About Universal American Corp.

Universal American, through our family of healthcare  companies, offers health benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy CollaborationSM improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Forward Looking Statements

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of the company’s executive officers, the words or phrases like “expects,” “anticipates,” “believes,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, in quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.  A summary of the information set forth in the “Risk Factors” section of the Company’s SEC filings includes but is not limited to the following:

•                  Measures of the new administration and U.S. Congress to expand covered health insurance and/or implement changes within the health care system could increase our cost of doing business and could adversely affect our profitability.

•                  We may be unable to execute our plan to respond to the challenges resulting from the passage into law of the Medicare Improvements for Patients and Providers Act of 2008.

•                  We are subject to extensive government regulation; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results.  Changes in governmental regulation or legislative reform could also increase our costs of doing business and adversely affect our profitability.

•                  CMS’s risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations.

•                  If we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets.

•                  Competition in the insurance, healthcare, PBM and pharmacy industries is intense, and if we do not design and price our products properly and competitively, our membership and profitability could decline.

•                  Reductions in funding for Medicare programs could materially reduce our profitability.

•                  If we fail to effectively execute our Medicare initiatives and our other operational and strategic initiatives, our business could be materially adversely affected.

•                  We have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results.

•                  Given the current economic climate, Universal American’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

•                  We have debt outstanding that contains restrictive covenants, and we may be unable to access other sources of financing should we require additional external financing or obtain waivers of relevant covenants or, if they arise, defaults under the debt agreements.

•                  Downgrades in our debt ratings, should they occur, may adversely affect our business, financial condition and results of operations.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Consolidated Results

Net premiums and policyholder fees	$1,195.4	$1,077.7	$4,918.9	$4,600.5
Net investment income	11.0	17.7	49.8	81.3
Other income	5.0	4.1	19.8	37.1
Realized losses	(4.9)	(5.2)	(25.0)	(59.7)
Total revenues	1,206.5	1,094.3	4,963.5	4,659.2

Policyholder benefits	847.9	822.8	3,998.6	3,851.6
Change in deferred acquisition costs	(0.2)	1.9	7.8	14.3
Amortization of present value of future profits	5.9	6.0	23.6	23.8
Goodwill Impairment	—	3.9	—	3.9
Loss on reinsurance transaction and other related costs	—	—	7.6	—
Restructuring costs	0.2	—	4.9	—
Commissions and general expenses, net of allowances	213.4	179.8	706.7	687.1
Total benefits and expenses	1,067.2	1,014.4	4,749.2	4,580.7

Income before equity in earnings of unconsolidated subsidiary	139.3	79.9	214.3	78.5
Equity in earnings of unconsolidated subsidiary	0.2	21.0	0.3	72.8

Income before income taxes	139.5	100.9	214.6	151.3

Provision for income taxes (1)	(50.7)	(37.0)	(74.3)	(56.2)

Net income	$88.8	$63.9	$140.3	$95.1

Per Share Data (Diluted)
Net income	$1.12	$0.75	$1.73	$1.08

Weighted Average Shares Outstanding	79.2	85.1	81.2	87.9

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Income (Loss) before Taxes by Segment

Medicare Advantage	$13.9	$16.8	$134.8	$94.6
Medicare Part D	147.4	97.2	178.3	127.4
Traditional Insurance	1.7	(1.4)	(20.5)	4.8
Senior Administrative Services	1.4	4.6	8.5	22.0
Corporate	(20.0)	(11.1)	(61.5)	(37.8)
Realized Losses	(4.9)	(5.2)	(25.0)	(59.7)

Income before taxes	$139.5	$100.9	$214.6	$151.3

BALANCE SHEET DATA	December 31, 2009	December 31, 2008
Total cash and investments	$1,822.8	$1,567.3
Total assets	$3,814.9	$3,862.2
Total policyholder related liabilities	$1,388.6	$1,532.4
Total reinsurance recoverable (ceded policyholder liabilities)	$749.1	$221.0
Outstanding bank debt	$313.8	$320.6
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,449.5	$1,316.1
Book value per common share	$18.44	$15.58
Diluted weighted average shares outstanding-year to date	81.2	87.9

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,457.5	$1,352.5
Diluted book value per common share (excluding AOCI) * (2)	$18.38	$15.83
Debt to total capital ratio (excluding AOCI) * (3)	22.5%	24.1%

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Adjusted net income (4)	$96.6	$71.2	$167.9	$137.8
Per share (diluted) — Adjusted net income	$1.21	$0.84	$2.07	$1.56

*            Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1) The effective tax rate was 36.4% for the fourth quarter of 2009, and 36.7% for the fourth quarter of 2008. For the full year 2009, the effective tax rate was 34.7%, compared with 37.2% for 2008. The decline in the effective rate for the year ended December 31, 2009 is due to the recording of $5.0 million of non-recurring tax benefits during the third quarter of 2009. These benefits resulted from the settlement of the Internal Revenue Service examination of 2005 primarily related to the treatment of a controlled foreign corporation sold in 2006.  Absent these non-recurring benefits, the effective rate would have been 37.2% for the full year 2009.

(2) Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3) The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4) Adjusted net income is calculated as net income excluding after-tax realized losses, special items (life and annuity reinsurance, restructuring charges, and sales office closing charges), the non-recurring tax benefit, and goodwill impairment.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

	December 31, 2009	December 31, 2008
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$1,449.5	$1,316.1
Plus: Accumulated other comprehensive loss	8.0	36.4

Total stockholders’ equity (excluding AOCI)	$1,457.5	$1,352.5

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

	December 31, 2009	December 31, 2008
Diluted Book Value per Common Share

Total stockholders’ equity	$1,449.5	$1,316.1
Proceeds from assumed exercises of vested options	8.8	8.7
	$1,458.3	$1,324.8
Diluted common shares outstanding	79.8	86.0

Diluted book value per common share	$18.28	$15.40

Total stockholders’ equity (excluding AOCI)	$1,457.5	$1,352.5
Proceeds from assumed exercises of vested options	8.8	8.7
	$1,466.3	$1,361.2
Diluted common shares outstanding	79.8	86.0

Diluted book value per common share (excluding AOCI)	$18.38	$15.83

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	December 31, 2009	December 31, 2008
Debt to Total Capital Ratio
Outstanding bank debt	$313.8	$320.6
Other long term debt	110.0	110.0
Total outstanding debt	$423.8	$430.6

Total stockholders’ equity	$1,449.5	$1,316.1
Outstanding bank debt	313.8	320.6
Other long term debt	110.0	110.0
Total capital	$1,873.3	$1,746.7

Debt to total capital ratio	22.6%	24.7%

Total stockholders’ equity (excluding AOCI)	$1,457.5	$1,352.5
Total outstanding bank debt	313.8	320.6
Total outstanding trust preferred securities	110.0	110.0
Total capital	$1,881.3	$1,783.1

Debt to total capital ratio (excluding AOCI)	22.5%	24.1%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income ($ in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net income	$88.8	$63.9	$140.3	$95.1
Net realized losses, after-tax	3.2	3.4	16.2	38.8
Special items, after-tax	4.6	—	16.4	—
Non-recurring tax benefit	—	—	(5.0)	—
Goodwill impairment	—	3.9	—	3.9
Adjusted net income	$96.6	$71.2	$167.9	$137.8

Per share (diluted)
Net income	$1.12	$0.75	$1.73	$1.08
Net realized losses, after-tax	0.04	0.04	0.20	0.44
Special items, after-tax	0.05	—	0.20	—
Non-recurring tax benefit	—	—	(0.06)	—
Goodwill impairment	—	0.05	—	0.04
Adjusted net income	$1.21	$0.84	$2.07	$1.56

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized investment losses, special items (life and annuity reinsurance, restructuring charges, and sales office closing charges), the non-recurring tax benefit, and goodwill impairment, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio, special items, non-recurring tax benefit, and goodwill impairment do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609